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                           AMERICAN TELECASTING, INC.
                         ASSOCIATE STOCK PURCHASE PLAN

ARTICLE I - GENERAL PROVISIONS

1.1 PURPOSE: The American Telecasting, Inc. Associate Stock Purchase Plan is intended to provide a method whereby associates of American Telecasting, Inc. and its Subsidiary Corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

1.2  EFFECTIVE DATE:     The Plan shall be effective as of February 1, 1995,
subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held within 12 months after the adoption of the Plan. If the Plan is not so approved, the Plan shall not become effective.

1.3  AUTOMATIC TERMINATION:   The Plan shall terminate January 31, 1998.

ARTICLE II - DEFINITIONS

2.1  ASSOCIATE:     "Associate" shall mean any person who is customarily
employed on a full-time or part-time basis by the Company, excluding:

     (a) any person whose customary employment is 20 hours or fewer per week, and

     (b) any person whose customary employment is for not more than five months in any calendar year.

2.2 BOARD OF DIRECTORS: "Board of Directors" shall mean the Board of Directors of American Telecasting, Inc.

2.3  COMMITTEE:     "Committee" shall mean the individuals described in
Article IX.

2.4 COMPENSATION: "Compensation" shall mean all compensation paid as wages, salary or commissions by the Company to an Associate, including overtime payments and bonuses, but excluding contributions by the Company to any welfare benefit plan, retirement plan or deferred compensation plan maintained by the Company.

2.5 PARTICIPANT: "Participant" shall mean an Associate who has satisfied the eligibility requirements of the Plan and has elected to participate in the Plan pursuant to Section 3.3.
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2.6  PLAN:  "Plan" shall mean this employee stock purchase plan, including all amendments thereto.

2.7 SEMI-ANNUAL PERIOD: "Semi-Annual Period" shall mean each of the 6-month periods ending on June 30 and December 31.

2.8 SUBSIDIARY CORPORATION: "Subsidiary Corporation" shall mean any present or future corporation which (a) would be a "subsidiary corporation" of American Telecasting, Inc. as that term is defined in Section 424 of the Code and (b) is designated as a Participant in the Plan by the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1 INITIAL ELIGIBILITY: Any Associate who has been employed by the Company for at least one year shall be eligible to participate in the Plan.

3.2 RESTRICTIONS ON PARTICIPATION: Notwithstanding any provisions of the Plan to the contrary, no Associate shall be granted an option under the Plan:

     (a) if, immediately after the grant, such Associate would own stock, and/ or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Associate); or

     (b) which permits the Associate's rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

3.3 COMMENCEMENT OR PARTICIPATION: An eligible Associate may become a Participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Committee on or before the date set therefor by the Committee. Payroll deductions for a Participant shall commence with the beginning of the pay period following the filing of the Associate's authorization for payroll deduction.

ARTICLE IV - PAYROLL DEDUCTIONS

4.1 AMOUNT OF DEDUCTION: At the time a Participant files an authorization for payroll deduction, the Participant shall elect to reduce his Compensation by an amount not to exceed 10% of Compensation. Such election shall be effective for the first pay period beginning after such election, and shall continue in effect until such election is changed or revoked by the participant.



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4.2  PARTICIPANT'S ACCOUNT:  All payroll deductions made for a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 4.5

4.3 INTEREST: The Committee shall invest all payroll deductions in a savings account, money market account or certificate of deposit at any major commercial bank. At the end of each calendar quarter, earnings of the Plan shall be allocated to each Participant's account based on the ratio that such Participant's account balance bears to the total of all Participants' account balances immediately prior to such allocation.

4.4 CHANGES IN PAYROLL DEDUCTIONS: A Participant may change his payroll deduction election once per calendar quarter, pursuant to procedures established by the Committee. Such change shall be effective as of the first pay period beginning after the end of the calendar quarter in which such change is made.

4.5 LEAVE OF ABSENCE: If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his account pursuant to Section 6.2, (b) to discontinue contributions to the Plan but remain a Participant in the Plan, or (c) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each pay period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

ARTICLE V - GRANTING OF OPTION

5.1 NUMBER OF OPTION SHARES: At the end of each calendar quarter during which a Participant participates in the Plan, such Participant shall be deemed to have been granted an option to purchase a maximum number of shares of the Common Stock of the Company, such maximum number being equal to the total amount of payroll deductions and any interest credited to such Participant's account during such calendar quarter, divided by the option price determined pursuant to Section 5.2.

5.2 OPTION PRICE: The option price of stock purchased with payroll deductions made during any calendar quarter for a Participant shall be equal to 90% of the closing price of the stock on the last day of the calendar quarter or the nearest prior business day on which trading occurred on the NASDAQ National Market System.

ARTICLE VI - EXERCISE OF OPTION

6.1 AUTOMATIC EXERCISE: Each Participant's option to purchase Common Stock with payroll deductions made during any calendar quarter shall be deemed to have been exercised automatically on the last day of such calendar quarter, for the purchase of the number of shares (including fractional shares) of stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price. Any excess in such Participant's account at


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that time shall remain in the account and shall be applied to the exercise of his option for the following calendar quarter. No interest will be credited to any Participant's account.

6.2 WITHDRAWAL OF ACCOUNT: By written notice to the Committee, a Participant may elect to withdraw all the accumulated payroll deductions in his account as of the end of the Semi-Annual Period in which such election is made.

6.3     FRACTIONAL SHARES: Fractional shares may be issued under the Plan.

6.4 TRANSFERABILITY OF OPTION: During a Participant's lifetime, options held by such Participant shall be exercisable only by such Participant.

6.5 DELIVERY OF STOCK: As promptly as practicable after the end of each calendar year, the Company shall deliver to each Participant, as appropriate, the stock purchased upon exercise of his options during such calendar year.

ARTICLE VII - WITHDRAWAL

7.1 IN GENERAL: A Participant may withdraw payroll deductions credited to his account under the Plan at the end of any Semi-Annual Period by giving written notice to the Committee. All of the Participant's payroll deductions credited to his account will be paid to him as soon as administratively feasible after the end of such Semi-Annual Period, and no further payroll deductions will be made from his pay during such Semi-Annual Period. The Company may, at its option, treat any attempt to borrow by a Participant on the security of his accumulated payroll deductions as an election, under Section 6.2, to withdraw such deductions.

7.2 EFFECT ON SUBSEQUENT PARTICIPATION: A Participant's withdrawal of his account during any Semi-Annual Period shall have no effect on his eligibility to participate in the Plan during any subsequent period.

7.3 TERMINATION OF EMPLOYMENT: Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company), the payroll deductions credited to his account will be returned to him or, in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under Section
10.1. Such payroll deductions will be paid as soon as administratively feasible after the end of the Semi-Annual Period in which such termination occurs.

7.4 TERMINATION OF EMPLOYMENT DUE TO DEATH: Upon termination of the Participant's employment because of his death, his beneficiary (as designated under Section 10.1) shall have the right to elect, by written notice given to the Committee prior to the end of the calendar quarter in which the Participant died, either:

        (a) to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or




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     (b) to exercise the Participant's option for the purchase of stock at the end of the calendar quarter in which the Participant died, for the purchase of the number of full and fractional shares of stock which the accumulated payroll deductions in the Participant's account at the date of the Participant's death will purchase at the applicable option price, and any excess in such account will be returned to such beneficiary, along with any interest allocable to such excess.

ARTICLE VIII - STOCK

8.1 MAXIMUM SHARES: The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.4, shall be 250,000 shares. If the total number of shares for which options are exercised during any calendar quarter, when added to all shares previously issued under this Plan, exceeds the maximum number of shares under this provision, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.2 PARTICIPANT'S INTEREST IN OPTION STOCK: A Participant will have no interest in stock covered by his option until such option has been exercised.

8.3 RESTRICTIONS ON EXERCISE: The Board of Directors of the Company may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

     (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to such shares shall be effective, or

     (b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the shares for investment and not for resale or distribution

ARTICLE IX - ADMINISTRATION

9.1 APPOINTMENT OF COMMITTEE: The Board of Directors shall appoint a committee (the "Committee") to administer the Plan.

9.2 AUTHORITY OF COMMITTEE: Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

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9.3  ADMINISTRATION OF THE COMMITTEE:   The Board of Directors may from time to
time appoint members of the Committee in substitution for or in addition to members previously appointed any may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE X - MISCELLANEOUS

10.1 DESIGNATION OF BENEFICIARY:   A Participant may file a written designation
of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

10.2 TRANSFERABILITY:    Neither payroll deductions credited to a Participant's
account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6.2.

10.3 ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. No adjustments

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      shall be made for stock dividends. For the purposes of this paragraph, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

      (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the end of the calendar quarter in which such transaction occurs, upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock of the Company was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this paragraph shall thereafter be applicable, as nearly as reasonably may be determined, in relation to such cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

10.4 AMENDMENT AND TERMINATION: Subject to the provisions of Section 1.3, the Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which may be issued under the Plan (except pursuant to Section 10.4); or
(ii) amend the requirements as to class of associates eligible to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of a Participant then having an option under the Plan to purchase stock, adversely affect the rights of such Participant under such option.

10.5 NO EMPLOYMENT RIGHTS: The Plan does not, directly or indirectly, create in any Associate or class of associates any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Associate's employment at any time.

10.6 EFFECT OF PLAN: The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Associate participating in the Plan, including, without limitation, such Associate's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Associate.

10.7 GENDER AND NUMBER: Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as through they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though were also use in the other form in all cases where they would so apply.




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10.8  HEADINGS: The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

10.9 GOVERNING LAW: The law of the State of Colorado shall govern all matters relating to this Plan except to the extent they are superseded by the laws of the United States.

     IN WITNESS WHEREOF, this Plan has been executed the 1st day of February, 1995.


                              AMERICAN TELECASTING, INC.



                              By: /s/ [ILLEGIBLE]
                                  ---------------------------------
                                  [ILLEGIBLE]




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